Exhibit 99.1

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Accuray Enhances Capital Structure Through Convertible Debt Transactions

Transactions Facilitate Reduction of Short-term Debt and Potential Dilution to Shareholders

SUNNYVALE, Calif., July 28, 2017 – Accuray Incorporated (NASDAQ: ARAY) has entered into privately negotiated agreements with a limited number of existing holders of the company’s outstanding convertible notes to exchange an aggregate of approximately $47 million principal amount of the company’s 3.50% convertible senior notes due 2018 and 3.50% Series A convertible senior notes due 2018 (the “Existing Notes”) for $53 million aggregate principal amount of newly issued 3.75% convertible senior notes due 2022 (the “New Notes”). The company has also entered into agreements to privately sell $32 million aggregate principal amount of the New Notes for cash to certain other investors, and intends to use the proceeds from the cash issuance to repurchase approximately $28 million of additional Existing Notes from holders.

“Our goal in executing these convertible debt transactions was to significantly reduce potential share dilution, while also reducing short term debt and effectively extending the maturity date of a certain portion of our notes by over four years,” said Joshua Levine, President and Chief Executive Officer. “These transactions have strengthened Accuray’s ability to repay the remaining existing notes in cash at maturity rather than refinancing the notes through transactions that may be significantly more dilutive than the existing notes. As a result of the enhanced financial flexibility these transactions afford, we believe we have the ability to further invest in our business to drive growth and value creation. ”

The company’s exchange offer, the cash issuance and the repurchase are expected to close on August 7, 2017, subject to customary closing conditions. The repurchase is conditioned on the closing of the cash issuance.

The New Notes will be senior unsecured obligations and pay interest semiannually in arrears at a rate of 3.75% per annum on January 15 and July 15 of each year, beginning on January 15, 2018. Prior to April 15, 2022, the New Notes will be convertible at the option of the holder into cash, shares of the company’s common stock or a combination thereof, at the company’s election, under certain conditions and thereafter at any time to and including the business day immediately preceding the maturity date. The New Notes mature on July 15, 2022, unless earlier converted or repurchased. The initial conversion rate for the New Notes is 174.8252 shares of the company’s common stock per $1,000 principal amount of the New Notes (subject to certain adjustments), which is equivalent to a conversion price of approximately $5.72 per share, representing an approximately 30% conversion premium based on the last reported sale price of the company’s common stock of $4.40 per share on July 27, 2017, as reported on The NASDAQ Global Select Market.

After completion of the convertible debt transactions, the company expects to continue to explore opportunities to better position itself to repay or refinance the remaining $40 million of its Existing Notes with a key focus around minimizing dilution. This may include the company paying cash amounts

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due at maturity of the Existing Notes by using a portion of its existing cash on hand. The company may also incur new debt such as further exchanges with holders of the company’s Existing Notes, issuances of other equity-linked debt securities or additional new secured bank borrowings with a focus of minimizing shareholder dilution.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the New Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The offer and sale of the New Notes and any shares of the company’s common stock issuable upon conversion have not been registered under the Securities Act or any state securities laws. The New Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

The company had approximately $108 million of cash, cash equivalents, restricted cash and investments at June 30, 2017.

About Accuray
Accuray Incorporated (NASDAQ: ARAY) is a radiation oncology company that develops, manufactures, and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments.

Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding potential changes to the company’s capital structure, the terms of the New Notes, the exchange offer, the cash issuance, and the repurchase. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in or implied by the forward-looking statements, including, without limitation, whether or not the company will be able to consummate the exchange offer, the cash issuance or the repurchase on the timelines or with the terms anticipated, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to the risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, filed on August 24, 2016, the company’s reports on Form 10-Q, filed on November 1, 2016, February 3, 2017, and May 5, 2017, and as updated periodically with the company’s other filings with the SEC. Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Investor Contact:
Doug Sherk
Investor Relations, EVC Group
+1 (415) 652-9100
dsherk@evcgroup.com

Media Contacts:
Beth Kaplan
Accuray
+1 (408) 789-4426
bkaplan@accuray.com